EXHIBIT 99.1
National Western Life Group, Inc. Announces 2022 Third Quarter Earnings

Austin, Texas, November 9, 2022 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today third quarter 2022 consolidated net earnings of $21.8 million, or $6.15 per diluted Class A common share, compared with consolidated net earnings of $39.8 million, or $11.27 per diluted Class A common share, for the third quarter of 2021. For the nine months ended September 30, 2022, the Company reported consolidated net earnings of $88.7 million, or $25.09 per diluted Class A common share, compared with $151.9 million, or $42.95 per diluted Class A common share, a year ago. The Company's book value per share as of September 30, 2022 was $532.84.

In the quarter ended September 30, 2022, the Company reported pretax earnings of $27.9 million representing a $22.3 million decline from pretax earnings reported in the third quarter of 2021. Commenting on the results, Mr. Moody noted that the variance was due to the Company practice of annually updating actuarial assumptions in the third quarter of the year. "For financial reporting purposes, life insurance companies are required to periodically update assumptions regarding policy performance with actual experience for factors such as mortality, policy persistency, withdrawal activity, expenses, and investment performance. We conduct this exercise each year in the third quarter, and last year's outcome resulted in a positive pretax adjustment of $23.1 million, which was higher than what we typically report. This year's positive adjustment to pretax earnings of $1.2 million was more in line with past assumption updates," Mr. Moody indicated.

Investment results reflect the impact of market conditions, most notably rising interest rates. For the quarter and nine months ended September 30, 2022, reported net investment income was $79.5 million and $204.7 million, respectively, compared to $89.0 million and $411.6 million for the comparable periods in 2021. Mr. Moody observed, "The ten-year U.S. Treasury Bond rate has increased over 230 basis points since the beginning of the year and over 80 basis points in the third quarter alone. Interest rate increases serve to decrease market values of fixed income securities. As a result, similar to what other insurance carriers have been reporting, the market value of our debt securities portfolio declined $425.0 million in the third quarter and $1.6 billion year-to-date. Most of these unrealized losses are recorded directly in stockholders' equity, but a portion flows through the income statement, depressing reported net investment income. In addition, the negative performance of equity markets during these periods similarly causes the market value of our index options to incur unrealized market losses, further depressing reported net investment income. However, since we generally hold both our debt security investments and index options to their maturity dates, these unrealized losses eventually unwind and reverse in future reporting periods."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At September 30, 2022, the Company maintained consolidated total assets of $13.2 billion, consolidated stockholders' equity of $1.9 billion, and combined life insurance in force of $20.0 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues:
Revenues, excluding investment and index option gains (losses)	$155,678	147,586	478,197	527,108
Realized and unrealized gains (losses) on index options	(12,550)	2,284	(89,173)	70,474
Realized gains on investments	745	5,011	6,305	9,842
Total revenues	143,873	154,881	395,329	607,424

Benefits and expenses:
Life and other policy benefits	37,356	70,633	114,432	144,426
Amortization of deferred transaction costs	31,679	(8,389)	88,451	46,723
Universal life and annuity contract interest	17,548	11,663	(11,058)	134,481
Other operating expenses	29,387	30,793	92,290	90,596
Total benefits and expenses	115,970	104,700	284,115	416,226

Earnings before income taxes	27,903	50,181	111,214	191,198
Income tax expense	6,142	10,341	22,504	39,329
Net earnings	$21,761	39,840	88,710	151,869

Net earnings attributable to Class A shares	$21,146	38,713	86,201	147,574

Diluted Earnings Per Class A Share	$6.15	11.27	25.09	42.95

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

			September 30,	December 31,
			2022	2021

Book value per share			$532.84	698.48
Less: Per share impact of accumulated other comprehensive income (loss)			(130.65)	59.39
Book value per share, excluding accumulated other comprehensive income (loss) *			$663.49	639.09

*	Book value per share excluding accumulated other comprehensive income (loss) is a non-GAAP financial measure. Accumulated other comprehensive income (loss) totaled $(475.0) million at September 30, 2022 and $216.0 million at December 31, 2021. Since accumulated other comprehensive income (loss) fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nwlic.com
www.nwlgi.com